EXHIBIT 99.3

Rule 144 blanket opinion of Oren Litwin LLC dated April 17, 2026 addressed to Vstock Transfer, LLC

Exhibit D to the opinion (the transfer agent’s certified stockholder list) is omitted

OREN LITWIN LLC
712 H STREET NE SUITE 1780
WASHINGTON, DC 20002
Member of D.C. Bar.

Vstock Transfer, LLC
18 Lafayette Place
Woodmere, NY 11598

17 April 2026

Re: SEC Rule 144 Opinion Letter in re. certain shareholders of Biointra Corp.

This blanket opinion letter shall not be valid or effective and may not be relied on by a shareholder until the shareholder has executed and delivered to the Issuer and the Issuer's transfer agent, a shareholder representation letter declaring under penalty of perjury whether such holder is or is not an underwriter or an affiliate of Issuer, and if an affiliate, has complied with all applicable additional requirements for affiliates stated in Rule 144.

To Whom It May Concern:

I am writing to express my opinion as a securities attorney with regard to:

- The 108,925,600 common shares in Biointra Corp., a Delaware corporation, (hereinafter “Biointra”), that were issued more than 1 year ago and variously owned by (a) those certain 284 shareholders (collectively, the "Early Shareholders") who are both (i) found on the certified shareholder list provided by VStock Transfer, LLC ("the List," attached hereto as Exhibit D), and (i) *not* identified in Exhibits B or C; and (b) those certain 4 shareholders found on the List and identified in Exhibit A (together, the "Repeated Shareholders") (collectively, the "Early Shares");
- The 11,000,000 shares in Biointra that were issued on May 6, 2025 to the five (5) persons found on the List and identified in Exhibit B (some of whom are also identified in Exhibit A) (collectively, the "Middle Shares");
- The 1,185,856 shares in Biointra that were issued from November 2025 to the end of 2025 to the sixteen (16) shareholders found on the List and identified in Exhibit C (collectively, the "Recent Shares"); and
- The 1,500,000 shares in Biointra that were issued on February 22, 2026 to Juan Pablo Munoz Flores (the "Flores Shares");

totaling 123,611,456 shares held by 306 holders (respectively, "the Shares" and "the Shareholders" and each a "Shareholder").

This letter is intended to be relied on by you in removing the restrictive legend from any or all of the Shares in accordance with the conditions set forth herein and based upon the following analysis of the exemptions set forth herein.

This opinion is based on my review of SEC Rule 144 and certain public information about Biointra, including Biointra's SEC filings, from which I developed the Factual Background presented below. I have relied upon the statements in such filings as genuine without further investigation; if they are not, this opinion should not be relied upon.

Based on my review, the legal reasoning for which is laid out below, Biointra is not and never was a shell company. Moreover:

- The Early Shares should not be considered restricted because they were acquired more than a year ago;
- The Middle Shares should not be considered restricted after May 6, 2026 because they will then have been acquired more than a year ago;
- The Recent Shares should not be considered restricted after July 30, 2026 because it would be one-hundred-fifty (150) calendar days after Biointra filed its Form 10—that is, ninety days after the Form 10 becomes automatically effective at sixty days post-filing and Biointra is considered subject to the reporting requirements of the Exchange Act, at which point the required holding period under Rule 144 becomes six (6) months rather than a year; and
- The Flores Shares should not be considered restricted after August 22, 2026 because it will be six months after their issue.

If you have any further questions, please do not hesitate to reach out.

Sincerely,

Oren Litwin

*****

I. FACTUAL BACKGROUND

Biointra was formed on May 8, 2024 in Delaware, to establish treatment plants for converting various kinds of industrial organic waste including tequila bagasse into useful products including biogas. Its operations have been focused thus far on organizational matters, structuring its business plan, securing agreements with tequila producers for their waste, and fundraising. Biointra expects to launch a pilot program within the next 12 months. Biointra reports in its Form 10 (see below) having recently purchased a real estate property in Mexico valued at about $7 million, meant as the site of its first pilot program.

At various times thereafter, Biointra issued shares to various of the Shareholders under Regulation S and/or Regulation D (Form D filings made on 1/24/2025 and 2/23/2026) or as compensation for services. The earliest such issue was no later than 8/27/2024, and the latest issue no earlier than 2/22/2026, per the List. (Thus, some shareholders have held their shares for longer than one year, and some have held their shares for fewer than six months.) The Early Shares were all issued in 2024. The Middle Shares were all issued on 5/6/2025. The Recent Shares were issued at various points between 11/13/2025 and the end of 2025. The Flores Shares were issued on February 22, 2026.

Biointra filed a Form 10 on March 2, 2026, to register under the Exchange Act of 1934.

Among the Shareholders is at least one affiliate, Mr. Raul Lahud.

Biointra wants an opinion on whether and when the Shareholders are permitted to sell the Shares pursuant to SEC Rule 144.

II. LEGAL BACKGROUND

In general, if a person sells a security to another person, the sale must be registered unless some exemption can be found for the transaction. One such exemption is section 4(1) (redesignated section 4(a)(1) by the USA JOBS Act of 2012) of the Securities Act of 1933, which exempts a transaction "by a person other than an issuer, underwriter, or dealer." 15 U.S.C. § 77d(a)(1). "Underwriter" is defined in section 2(a)(11) of the Act, in relevant part, as one who purchases securities "from an issuer with a view to . . . distribution." 15 U.S.C. § 77b(a)(11).

As this relates to a mental state, it has been difficult to prove that one did not acquire securities in order to distribute them. In response, the Commission issued Rule 144 as a safe harbor—that is, satisfying Rule 144 is not the *only* way to avoid being deemed an underwriter, but it is often the preferred method due to its clarity. 17 C.F.R. § 230.144, Preliminary Note.

If the person selling restricted securities for his own account (who we will call the "Seller") is an affiliate of the issuer at the time of sale or in the preceding three months, then the Seller must satisfy all the requirements of Rule 144. § 230.144(b)(2). A Seller who is not an affiliate and has not been for the previous three months need only satisfy paragraphs (c)(1) and (d); and (c)(1) is not necessary if the issuer has not been subject to the reporting requirements of the Exchange Act for the last 90 days *or* the securities were issued more than a year ago. § 230.144(b)(1).

Paragraph (c) requires that there be "current public information," which for a registered company means being current on the issuer's Exchange Act filings. § 230.144(c)(1). For a non-reporting company, it means that there is publicly available information of the type listed in specific paragraphs of 17 CFR § 240.15c2-11. *Id.* at (c)(2).

Paragraph (d) provides for a holding period for the restricted securities. For an issuer that has been subject to the reporting requirements of Sections 13 and 15(d) of the Exchange Act for the previous 90 days, the Seller must hold the restricted securities for at least six months from the date of acquisition from the issuer or any subsequent holder. § 230.144(d)(1)(i). For other holders, the holding period is one year. *Id.* at (d)(1)(ii).

Paragraph (e) limits the total sales of an affiliate within the preceding three months to the *largest* of three thresholds:

(i) 1% of the total securities of that class that are outstanding, according to the issuer's most recent report;

(ii) The average weekly trading volume of the securities on national exchanges in the four weeks preceding the filing of the Form 144 if necessary, or the date of the trade order or execution if not; and

(iii) The average weekly volume of trading in such securities reported pursuant to an effective transaction reporting plan or an effective national market system plan in the same four-week period.

§ 230.144(e). Paragraphs (f) and (g) set forth the permitted methods of sale, among which are a broker sale. Paragraph (h) requires the filing of a Form 144 with the Commission if affiliates of the issuer sell certain amounts of shares within a 3-month period.

Finally, Rule 144 is not available (with a few exceptions) for an issuer that is or has ever been a "shell company," meaning that it has no or nominal operations, *and* either (i) no or nominal assets, or (ii) assets consisting of cash and cash equivalents with no or nominal other assets. § 230.144(i)(1). Nevertheless, if the company was previously a shell company, a seller can still rely on Rule 144 beginning one year after the issuer files "Form 10 information" with the Commission indicating that it is no longer a shell company, if the issuer is current on its Exchange Act reporting obligations. § 230.144(i)(2).

III. ANALYSIS

Selling the Shares through a licensed broker would not make a Shareholder an underwriter, because the conditions of Rule 144 would be satisfied—provided that the respective Shares have been held for the required holding period, and if the Shareholder is an affiliate, the Shareholder complies with the other requirements of Rule 144 including the sales limits of paragraph (e).

The required holding period for the Shares is presently one year after acquisition, since Biointra is not yet subject to Exchange Act reporting. On July 30, 2026, it will have been 90 days since Biointra was subject to Exchange Act reporting, and the required holding period will consequently be reduced to six months—by which point, all of the Shareholders would have acquired their Shares more than six months before, except for the Flores Shares.

Though Biointra's Form 10 is not yet effective for the purpose of Exchange Act registration, it nevertheless constitutes "current public information" in the sense of paragraph (c)(2).

Biointra does not qualify as a shell company because its operations have been more than nominal. As a result, Rule 144 is available to sellers of Biointra securities.

IV. CONCLUSION

Because of the foregoing:

- The Early Shares should not be considered restricted because they were acquired more than a year ago;

OREN LITWIN LLC
712 H STREET NE SUITE 1780
WASHINGTON, DC 20002
Member of D.C. Bar.

- The Middle Shares should not be considered restricted after May 6, 2026 because they will then have been acquired more than a year before;
- The Recent Shares should not be considered restricted after July 30, 2026 because it would be one-hundred-fifty (150) calendar days after Biointra filed its Form 10—that is, ninety days after the Form 10 becomes automatically effective at sixty days post-filing and Biointra becomes subject to the reporting requirements of the Exchange Act, at which point the required holding period under Rule 144 becomes six (6) months rather than a year, and all of the Recent Shares will have been acquired more than six months before; and
- The Flores Shares should not be considered restricted after August 22, 2026 because it will be six months after their issue.

As each date noted above is reached, the respective Shareholders will be able to sell the Shares without being considered an underwriter, provided that if the Shareholder is an affiliate, the other requirements of Rule 144 are complied with; and the restrictive legends on the respective Shares should be removed.

EXHIBIT A—LIST OF SHAREHOLDERS ISSUED SHARES ON MULTIPLE DATES

Luis Antonio Flores Jimenez (08/23/2024 issuance of 800 shares)
Raul Lahud (06/18/2024 issuance of 100,000,000 shares)
Einar Ronci (08/28/2024 issuance of 400 shares)
Juan Pablo Munoz Flores (09/24/2024 issuance of 400 shares)

EXHIBIT B—THE MIDDLE SHARES

Fernando Jose Agraz Bolio (05/06/2025 issuance of 10,000 shares)
Luis Antonio Flores Jimenez (05/06/2025 issuance of 3,000,000 shares)
Raul Lahud (05/06/2025 issuance of 5,000,000 shares)
Jose Manuel Cobo Rodriguez (05/06/2025 issuance of 40,000 shares)
Einar Ronci (05/06/2025 issuance of 2,950,000 shares)

EXHIBIT C—THE RECENT SHARES

Maria Fernanda Ballesteros Avina (11/21/2025 issuance of 400 shares)
Ashley Dayana Penaloza Banos (12/02/2025 issuance of 800 shares)
Ilan Rodolfo Davila Barragan (11/21/2025 issuance of 800 shares)
Enrique Castellon (12/02/2025 issuance of 400 shares)
Ornelas Gallegos Maria Esther (11/26/2025 issuance of 400 shares)

W: orenlitwinlaw.com
C: (562) 572-4890
M: oren@orenlitwinlaw.com

Jorge Fitzmaurice (11/21/2025 issuance of 400 shares)
Renteria Julio Fredy (11/27/2025 issuance of 400 shares)
Diego Zuniga Islas (11/14/2025 issuance of 400 shares)
Morales Gutierrez Sandra Kisai (11/26/2025 issuance of 400 shares)
Humberto Enrique Guidino Lemus (11/21/2025 issuance of 400 shares)
Andrea De La Luz Ramos Moreno (12/02/2025 issuance of 400 shares)
Julia Pointelin (11/21/2025 issuance of 400 shares)
Francisco Javier Martinez Ramirez (11/27/2025 issuance of 400 shares)
Livia Cecilia Chavez Rocha (11/21/2025 issuance of 400 shares)
Samuel Peral Romera (11/16/2025 issuance of 400 shares)
Maria Kaidi Ruiz (11/13/2025 issuance of 400 shares)

EXHIBIT D—LIST OF CERTIFIED SHAREHOLDERS

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